Exhibit 10.36

ACE USA

OFFICER DEFERRED COMPENSATION PLAN

(Amended and Restated Effective January 1, 2009)

The ACE USA Officer Deferred Compensation Plan (the “Plan”) is hereby amended and restated effective January 1, 2009 by ACE INA Holdings, Inc. to permit Eligible Employees to defer receipt of certain compensation pursuant to the terms and provisions set forth below. From January 1, 2005 through December 31, 2008, the Plan has operated in good faith compliance with Code section 409A and the transitional guidelines set forth in official IRS guidance.

The Plan is intended (1) to comply with Code section 409A, the final regulations and official guidance issued thereunder for credited amounts earned and vested after December 31, 2004, while credited amounts earned and vested prior to January 1, 2005 (and applicable earnings credited on these amounts) are not intended to be subject to the provisions of Code section 409A (the “Grandfathered Amounts”), to the fullest extent permitted by Code section 409A and official guidance, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions. The Plan document and Plan procedures in effect on December 31, 2004 will remain in full force and effect for the Grandfathered Amounts.

SECTION 1

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

“Account” means a bookkeeping account established by the Company for each Participant electing to defer Eligible Income under the Plan.

“Affiliate” means any corporation or other entity that is treated as a single employer with the Company under section 414 of the Code.

“Base Salary” means the regular base salary paid to an Eligible Employee by the Company or an Affiliate.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Retirement Committee of ACE INA Holdings, Inc.

“Company” means ACE INA Holdings, Inc. or any successor corporation or other entity.

“Deferral Form” means a written form provided by the Committee pursuant to which an Eligible Employee may elect to defer amounts under the Plan.

“Eligible Employee” means an Employee who is designated by the Committee as belonging to a “select group of management or highly compensated employees,” as such phrase is defined under ERISA, and eligible to participate in the Plan. Any determination of the Committee regarding whether an Employee is an Eligible Employee shall be final and binding for all Plan purposes.

“Eligible Income” means Base Salary, Incentive Awards and other amounts designated by the Committee. Eligible Income does not include irregular, non-recurring types of compensation.

“Employee” means an individual who is a regular employee on the payroll of the Company or its Affiliates. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Company or an Affiliate as not eligible to participate in the Plan, even if such person is determined to be an “employee” of the Company or an Affiliate by any governmental or judicial authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Grandfathered Amounts” means amounts that were deferred under the Plan and earned and vested as of December 31, 2004. Grandfathered Amounts are subject to the distribution rules in effect prior to this amendment and restatement.

“Incentive Award” means an amount payable to an Eligible Employee under an annual bonus or incentive compensation plan of the Company or an Affiliate.

“Investment Options” means the investment options, as determined from time to time by the Committee, used to credit earnings, gains and losses on Account balances.

“Key Employee” means an Employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) of the Company. Key Employees shall be determined by the Committee in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the January 15 following the identification date.

“Participant” means an Eligible Employee who elects to defer amounts under the Plan.

“Payment Date” means the first business day of the year following an event triggering a payment.

“Plan” means the ACE USA Officer Deferred Compensation Plan, as set forth herein and as amended from time to time.

“Plan Year” means January 1 through December 31.

“Separation from Service” or “Separate from Service” means means a “separation from service” within the meaning of Code section 409A.

“Qualified Plan” means one or more of the ACE USA Basic Employee Retirement Savings Plan, ACE USA Basic Puerto Rico Employee Retirement Savings Plan, the ACE USA Employee Retirement Savings Plan or the ACE USA Puerto Rico Employee Retirement Savings Plan. Any reference to a Qualified Plan only refers to the plan in which an Eligible Employee is a participant.

SECTION 2

PARTICIPATION

Participation in the Plan shall be limited to Eligible Employees. The Committee shall notify any Employee of his status as an Eligible Employee at such time and in such manner as the Committee shall determine. An Eligible Employee shall become a Participant by making a deferral election under Section 3.

SECTION 3

PARTICIPANT ACCOUNTS

3.1 Deferral Elections. Deferrals may be made by a Participant with respect to the following types of Eligible Income, as permitted by the Committee:

(a) Base Salary. An Eligible Employee may elect to defer any portion of his Base Salary, as specified on election forms provided to Eligible Employees.

(b) Incentive Awards. An Eligible Employee may elect to defer any portion of an Incentive Award up to 100%.

(c) Other amounts designated by the Committee as Eligible Income.

In order to elect to defer Eligible Income earned during a Plan Year, an Eligible Employee shall file an irrevocable Deferral Form with the Committee before the beginning of such Plan Year. Notwithstanding the foregoing, (1) if the Plan Administrator Committee determines that an Incentive Award qualifies as “performance-based compensation” under Code section 409A, an Eligible

Employee may elect to defer a portion of the Incentive Award by filing a Deferral Form at such later time as permitted by the Committee, and (2) in the first year in which an Employee becomes eligible to participate in the Plan, a deferral election may be made with respect to services to be performed subsequent to the election within 30 days after the date the Employee becomes eligible to participate in the Plan to the extent permitted under Code section 409A.

3.2 Crediting of Deferrals. Eligible Income deferred by a Participant under the Plan shall be credited to the Participant’s Account as soon as practicable after the amounts would have otherwise been paid to the Participant.

3.3 Crediting of Other Contributions. To the extent the crediting of deferrals of eligible income by a Participant under the Plan reduces contributions under a Qualified Plan or reduces the crediting of contributions under a nonqualified plan of the Company or an Affiliate, such amounts will be credited under the Plan in the same amount and at the same time as they would have been contributed to a Qualified Plan or credited to a nonqualified plan.

3.4 Vesting. Amounts credited to the Accounts shall be vested at the same time in the same amount as contributions under any applicable Qualified Plan.

3.5 Earnings. The Company shall periodically credit gains, losses and earnings to a Participant’s Account, until the full balance of the Account has been distributed. Amounts shall be credited to a Participant’s Account under this Section based on the results that would have been achieved had amounts credited to the Account been invested as soon as practicable after crediting into the Investment Options selected by the Participant. The Committee shall specify procedures to allow Participants to make elections as to the deemed investment of amounts newly credited to their Accounts, as well as the deemed investment of amounts previously credited to their Accounts. Nothing in this Section or otherwise in the Plan, however, will require the Company to actually invest any amounts in such Investment Options or otherwise.

SECTION 4

DISTRIBUTION OF ACCOUNT BALANCE

The provisions of this Section 4 shall apply only to amounts subject to Code section 409A. Distribution rules applicable to the Grandfathered Amounts (and the earnings credited on those amounts) are set forth in Attachment A.

4.1. Distribution Upon Separation. A Participant’s Account balance shall normally be distributed to him in a lump sum payment on the Payment Date following the Participant’s Separation from Service. A Participant may elect on a Deferral Form to have the portion of his Account related to amounts deferred under the Deferral Form (and earnings thereon) distributed in annual installments over a period of up to 10 years with payments commencing on the Payment Date following the Participant’s Separation from Service.

Notwithstanding the foregoing, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). If applicable, any amounts payable to the Participant during such six (6) month period shall be accumulated and paid on the first day of the seventh month following the Participant’s Separation from Service.

4.2. Distribution as of Specified Date. A Participant may elect on a Deferral Form to have the portion of his Account related to amounts deferred under the Deferral Form (and earnings thereon) paid to the Participant in the form elected as of a specified date; provided however, if no form is elected payment shall be made in a lump sum. If expressly elected by a Participant on a Deferral Form, payment with respect to the portion of his Account related to Amounts deferred under the Deferral Form may be made on the later or earlier of: (1) a specified date or (2) the Payment Date following Separation from Service.

4.3. Distributions Upon Death. Notwithstanding any provision in the Plan to the contrary, if a Participant dies before full distribution of his Account balance, any remaining balance shall be distributed in a lump sum payment on the Payment Date following the Participant’s death to the Participant’s beneficiary. A Participant shall designate his beneficiary in a writing delivered to the Committee prior to death in accordance with procedures established by the Committee. If a Participant has not properly designated a beneficiary or if no designated beneficiary is living on the date of distribution, such amount shall be distributed to the Participant’s estate.

4.4. Withdrawals for Unforeseeable Emergency. A Participant may withdraw all or any portion of his Account balance for an Unforeseeable Emergency. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan. “Unforeseeable Emergency” means for this purpose a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

A Participant’s deferral election for the Plan Year in which he obtains a distribution under this section shall be cancelled.

4.6 Changes in Time or Form of Distribution. A Participant may make an election to change the time or form of a distribution, but only if the following conditions are satisfied:

(a)	The election may not take effect until at least twelve (12) months after the date on which the election is made; and

(b)	In the case of an election to change the time or form of a distribution under Sections 4.1, 4.2, or 4.5, a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and

(c)	In the case of an election to change the time or form of a distribution under Section 4.2, the election must be made at least twelve (12) months before the date of the first scheduled distribution.

4.7 Effect of Taxation. If a portion of the Participant’s Account balance is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

4.8 Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:

(a)	The Company’s deduction with respect to such payment otherwise would be limited or eliminated by application of Code section 162(m);

(b)	The making of the payment would violate a term of a loan agreement to which the Company or one of its Affiliates is a party, or other similar contract to which the Company or one of its Affiliates is a party, and such violation would cause material harm to the Company or one of its Affiliates; or

(c)	The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment subject to this Section 4.9 shall be paid in accordance with Code section 409A.

SECTION 5

ADMINISTRATION

5.1. General Administration. The Committee shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof. The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Any such action taken by the Committee shall be final and conclusive on any party. To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. The Committee may, from time to time, employ agents and delegate to such agents, including employees of the Company, such administrative or other duties as it sees fit.

5.2. Claims for Benefits.

(a) Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Committee at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(b) Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Committee. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c) Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Committee and will clearly set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d) Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e) Decision Upon Review. The Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(i)	the specific reason or reasons for the adverse determination;

(ii)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

A decision will be rendered no more than 60 days after the Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f) Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

(g) Limitations Period. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Committee. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

5.3. Indemnification. To the extent not covered by insurance, the Company shall indemnify the Committee, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

SECTION 6

AMENDMENT AND TERMINATION

The provisions of this Section 6 shall apply only to amounts subject to Code section 409A. Amendment and termination provisions applicable to the Grandfathered Amounts (and the earnings credited on those amounts) are set forth in Attachment A.

6.1 Amendment or Termination. The Company, through its Board of Directors, reserves the right to amend or terminate the Plan in the sole discretion of the Company.

6.2 Effect of Amendment or Termination. No amendment or termination of the Plan shall adversely affect the rights of any Participant to amounts credited to his Account as of the effective date of such amendment or termination; provided however, an amendment may freeze or limit future accruals of benefits under the Plan on and after the date of such amendment. Upon termination of the Plan, distribution of balances in Accounts shall be made to Participants and beneficiaries in the manner and at the time described in Section 4, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further deferrals of Eligible Income shall be permitted; however, earnings, gains and losses shall continue to be credited to Account balances in accordance with Section 3 until the Account balances are fully distributed.

6.3 No Material Modification. Notwithstanding the foregoing, no amendment of the Plan shall apply to the Grandfathered Amounts, unless the amendment specifically provides that it applies to such amounts. The purposes of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to amount that are “grandfathered” and exempt from the requirements of Code section 409A.

SECTION 7

GENERAL PROVISIONS

7.1 Rights Unsecured. The right of a Participant or his beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his beneficiary shall have any rights in or against any amount credited to any Account or any other assets of the Company. The Plan at all times shall be considered entirely unfunded for tax purposes. Any funds set aside by the Company for the purpose of meetings its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Company and shall be available to its general creditors in the event of the Company’s bankruptcy or insolvency. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

7.2 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.

7.3 No Enlargement of Rights. No Participant or beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to continue to be employed by or provide services to the Company.

7.4 Spendthrift Provision. No interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.

7.5 Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by the laws of Pennsylvania.

7.6 Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan with respect to the payment.

7.7 Taxes. The Company or other payor may withhold from a benefit payment under the Plan or a Participant’s wages, or the Company may reduce a Participant’s Account balance, in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. The Company or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

7.8 Corporate Successors. The Plan and the obligations of the Company under the Plan shall become the responsibility of any successor to the Company by reason of a transfer or sale of substantially all of the assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity.

7.9 Unclaimed Benefits. Each Participant shall keep the Committee informed of his current address and the current address of his designated beneficiary. The Committee shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Committee.

7.10 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

7.11 Words and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

IN WITNESS WHEREOF, ACE INA HOLDINGS, INC. has caused this ACE USA Officer Deferred Compensation Plan, as amended and restated, to be executed by its duly authorized officer on this      day of             , 200  .

ACE INA HOLDINGS, INC.

By:

Attachment A

ACE USA Officer Deferred Compensation Plan

(as in effect December 31, 2004)

Refer to exhibit 10.5 to Form 10-Q filed on May 15, 2000.

Attachment B

Certain employees of the Combined Insurance Company of America (“CICA”) participated in the Aon deferred compensation plan as of the acquisition date of April 1, 2008. These CICA employees continued their participation for the remainder of the year in the ACE USA Officer Deferred Compensation Plan (“Plan”).

The distribution elections chosen by these CICA participants under the Aon deferred compensation plan shall apply to the amounts credited provided the distributions otherwise comply with Code section 409A.